SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             ALBEMARLE CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210

                                     [LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 24, 1997

To the Shareholders:

     We enclose our annual report describing Albemarle's operations during the past year. We hope you read this report, which summarizes major corporate developments during the year.

     We cordially invite you to attend the annual meeting of shareholders to be held in the RESTORED GUN FOUNDRY BUILDING OF THE TREDEGAR IRON WORKS, 500 TREDEGAR STREET, in Richmond, Virginia, on Wednesday, April 23, 1997, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors and approve the designation of auditors for the coming year.

     Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                          Sincerely yours,

                                          FLOYD D. GOTTWALD, JR.
                                          CHAIRMAN OF THE BOARD
                                          CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock of Albemarle Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Wednesday, April 23, 1997, at 11:00 A.M. Eastern Daylight Time, for the following purposes:

     1.  To elect a Board of Directors to serve for the ensuing year;

     2. To approve the designation by the Board of Directors of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting.

     Holders of shares of Albemarle Common Stock of record at the close of business on March 10, 1997, will be entitled to vote at the meeting.

     You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

                                   By Order of the Board of Directors
                                   E. WHITEHEAD ELMORE, SECRETARY

March 24, 1997

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             ALBEMARLE CORPORATION

                           TO BE HELD APRIL 23, 1997
                 APPROXIMATE DATE OF MAILING -- MARCH 24, 1997

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Wednesday, April 23, 1997. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 10, 1997, the date for determining shareholders entitled to vote at the meeting, there were outstanding 55,046,183 shares of Albemarle Common Stock. Each share of Albemarle Common Stock is entitled to one vote.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc., has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

     The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.

                             ELECTION OF DIRECTORS

     Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). The Board of Directors has no reason to believe that any of the nominees will be unavailable.

CRAIG R. ANDERSSON; age 59; director since March 1, 1996; part-time consultant, having served as Vice Chairman of Aristech Chemical Corporation (specialty chemicals business) from January 1, 1994, until April 30, 1995, and President and Chief Operating Officer of Aristech Chemical Corporation prior thereto. Other directorship: RMI Titanium Company.

DIRK BETLEM; age 58; director since August 15, 1996; President and Chief
     Operating Officer of the Corporation since August 15, 1996, having served as Senior Vice President-International from April 24, 1996, to August 15, 1996, Vice President-International from March 1, 1994, to April 24, 1996, Vice President-International of Ethyl Corporation from June 1, 1993, to March 1, 1994, and as Vice President-Imaging Systems of E.I. DuPont de Nemours and Company, Inc. from June 1991 to November 1992.

FLOYD D. GOTTWALD, JR.; age 74; director since 1994; Chairman of the Board and
     Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994; Vice Chairman of the Board of Ethyl Corporation from March 1, 1994, until February 29, 1996, having served as Chairman of the Board and the Executive Committee of Ethyl Corporation from April 1992 until March 1, 1994, and as Chairman of the Board and Executive Committee and Chief Executive Officer of Ethyl Corporation prior thereto. Other directorship: Tredegar Industries, Inc.

JOHN D. GOTTWALD; age 42; director since 1994; President and Chief Executive
     Officer of Tredegar Industries, Inc. (plastics and aluminum business). Other directorship: Tredegar Industries, Inc.

ANDRE B. LACY; age 57; director since 1994; Chairman of the Board, Chief
     Executive Officer and President of LDI Management, Inc., Managing General Partner, LDI, Ltd. (industrial and investment limited partnership). Other directorships: Herff Jones, Inc., IPALCO Enterprises, Inc., The National Bank of Indianapolis, Patterson Dental Co., Tredegar Industries, Inc. and FinishMaster, Inc.

SEYMOUR S. PRESTON, III; age 63; director since March 1, 1996; Chairman of the
     Board and Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal, deburring and finishing machinery) since 1994, having served as President and Chief Executive Officer of Elf Atochem North America, Inc. (chemicals and plastics business) prior thereto. Other directorship: CoreStates Bank, N.A.

EMMETT J. RICE; age 77; director since 1994; retired member of the Board of Governors of the Federal Reserve System. Other directorships: Tredegar Industries, Inc. and Jardine-Fleming China Region Fund, Inc.

CHARLES B. WALKER; age 58; director since 1994; Vice Chairman of the Board and
     Chief Financial Officer of the Corporation (and Treasurer of the Corporation until March 1, 1996) since March 1, 1994, having served as Executive Vice President and Chief Financial Officer of Ethyl Corporation from August 1, 1989, to March 1, 1994, and Treasurer of Ethyl Corporation since July 1, 1993. Other directorships: Ethyl Corporation (Vice Chairman, Chief Financial Officer and Treasurer) and Nations Fund Trust/Nations Fund, Inc.

ANNE MARIE WHITTEMORE; age 51; director since March 1, 1996; Partner of McGuire,
     Woods, Battle & Boothe, L.L.P. (law firm). Other directorships: Owens & Minor, Inc., USF&G Corporation, James River Corporation and T. Rowe Price Associates, Inc.

     In 1996, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors held during 1996 while he or she was a member of the Board of Directors. Six meetings of the Corporation's Board of Directors were held during 1996.

     The Corporation's executive committee currently consists of Messrs. Floyd
D. Gottwald, Jr., Walker and Betlem. The executive committee acts not only as the executive committee of the Board of Directors but also as the Corporation's principal management committee. During 1996, the executive committee met on three occasions as the executive committee of the Board of Directors and on ten occasions as the principal management committee.

     Messrs. Lacy and Preston and Mrs. Whittemore currently serve on the Corporation's audit committee. During 1996, the audit committee met twice. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

     The nominating committee currently consists of Messrs. Floyd D. Gottwald, Jr., Lacy and Rice. During 1996, the nominating committee met three times. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting and
(ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

     Messrs. Rice and Andersson and Mrs. Whittemore currently serve as the Corporation's executive compensation committee. During 1996, the executive compensation committee met on eight occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management level personnel and grants options and restricted stock under the Corporation's Omnibus Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Floyd D. Gottwald, Jr., and Bruce C. Gottwald, a director of the Corporation until February 29, 1996, are brothers. William M. Gottwald, MD, who is a Vice President of the Corporation and was a director of the Corporation until February 29, 1996, and John D. Gottwald, a director of the Corporation, are sons of Floyd D. Gottwald, Jr. Bruce C. Gottwald, Jr., a director of the Corporation until February 29, 1996, is a son of Bruce C. Gottwald. The Gottwalds may be deemed to be control persons of the Corporation.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Albemarle Common Stock, except that (i) William M. Gottwald, MD, due to a clerical error, was late in reporting the receipt of an option to acquire shares of Albemarle Common Stock in his Annual Statement of Beneficial Ownership of Securities on Form 5 for 1996 filed on February 14, 1997, which Form was amended on February 18, 1997; and (ii) Dixie E. Goins inadvertently omitted 44 shares held in a brokerage account from his Initial Statement of Beneficial Ownership of Securities on Form 3 filed on March 1, 1994. Mr. Goins included such shares in his Annual Statement of Beneficial Ownership of Securities on Form 5 for 1996.

                                STOCK OWNERSHIP

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1996, of more than 5% of the outstanding voting shares of the Corporation.

  TITLE OF                NAME AND ADDRESS OF             NUMBER OF
    CLASS                  BENEFICIAL OWNERS                SHARES       PERCENT OF CLASS
-------------    -------------------------------------    ----------     ----------------
Common Stock     Floyd D. Gottwald, Jr., and              18,215,869(b)(c)       33.09%
                 Bruce C. Gottwald (a)
                 330 South Fourth Street
                 P.O. Box 2189
                 Richmond, Virginia 23218

                 NationsBank Corporation and               6,425,624             11.67%
                 related entities (d)
                 c/o NationsBank Corporation
                 NationsBank Plaza
                 Charlotte, North Carolina 28255

                 J. P. Morgan & Co., Incorporated (e)      8,346,216             15.10%
                 60 Wall Street
                 New York, New York 10260

---------------

(a) Floyd D. Gottwald, Jr., and Bruce C. Gottwald (the "Gottwalds"), together with members of their immediate families, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.

(b) As of December 31, 1996, the Gottwalds, individually or collectively, have sole voting and investment power over all of the shares disclosed except 13,977,180 shares held by wives, children and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Floyd D. Gottwald, Jr., and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group, but are not attributed to Floyd D. Gottwald, Jr., other than in this table. This amount includes 6,999 shares of Albemarle Common Stock, with respect to which the Gottwalds or members of their immediate families have the right to acquire beneficial ownership within 60 days of December 31, 1996, pursuant to the Corporation's Omnibus Stock Incentive Plan.

(c) This amount includes shares owned by John D. Gottwald, a director of the Corporation, and William M. Gottwald, a Vice President of the Corporation. See the table on page 5 for information on the share ownership as of January 31, 1997, of each member of the Gottwald family who is an executive officer or director of the Corporation. This amount includes any shares owned of record by the Trustees under various employee savings plans for the benefit of the Gottwalds and the members of their immediate families. This amount does not include shares held by the Trustees of such plans for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board of Directors' recommendations to the shareholders. Because Floyd D. Gottwald, Jr., is a director and the Chief Executive Officer of the Corporation and the Gottwalds are the largest shareholders of the Corporation, the Gottwalds may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

(d) The NationsBank Corporation related entities are NationsBank N.A. (South), NationsBank, N.A. and NationsBank of Texas, N.A. The information contained herein with respect to NationsBank Corporation and the related entities listed herein is based on a Schedule 13G filed by such entities with the Securities and Exchange Commission. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation. The shares held by NationsBank Corporation and related entities are held in fiduciary accounts.

(e) The information contained herein with respect to J.P. Morgan & Co., Incorporated is based on a Schedule 13G filed by such entity with the Securities and Exchange Commission. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation.

     The following table sets forth as of January 31, 1997, the beneficial ownership of Albemarle Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers and all directors and executive officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

                                                 NUMBER OF SHARES            NUMBER OF SHARES         TOTAL
        NAME OF BENEFICIAL OWNER                 WITH SOLE VOTING           WITH SHARED VOTING       NUMBER          PERCENT
      OR NUMBER OF PERSONS IN GROUP           AND INVESTMENT POWER(1)       AND INVESTMENT POWER     OF SHARES     OF CLASS(2)
-----------------------------------------    -------------------------     --------------------     ---------     -------------
Craig R. Andersson                                         109                       8,000              8,109
Thomas G. Avant                                        137,333                           0            137,333
Dirk Betlem                                             60,194                           0             60,194
E. Whitehead Elmore                                    263,160                           0            263,160
Floyd D. Gottwald, Jr.                                 570,044                   5,800,656(3)       6,370,700(2)         11.57%
John D. Gottwald                                       117,483                   7,346,881          7,464,364(2)(4)      13.56%
Andre B. Lacy                                           15,812(5)                  462,500            478,312
Seymour S. Preston, III                                  3,109                           0              3,109
Emmett J. Rice                                           1,194                           0              1,194
Charles B. Walker                                      207,421                           0            207,421
Anne Marie Whittemore                                    8,810                       2,940             11,750
Directors and executive
  officers as a group (11 persons)                   1,384,669                   7,925,607          9,310,276            16.78%

---------------

(1) The amounts in this column include shares of Albemarle Common Stock, with respect to which certain persons have the right to acquire beneficial ownership within 60 days of January 31, 1997, pursuant to the Corporation's Omnibus Stock Incentive Plan: Mr. Avant: 121,764 shares; Mr. Betlem: 57,000 shares; Mr. Elmore: 103,878 shares; F.D. Gottwald, Jr.: 6,999 shares; Mr.
    Walker: 156,940 shares; and directors and executive officers as a group:
    446,581 shares.

(2) In accordance with the rules of the Securities and Exchange Commission some shares are attributed to more than one member of the Gottwald families, but are counted only once in the information provided for directors and executive officers as a group. Except as indicated, each person or group owns less than 1% of Albemarle Corporation Common Stock.

(3) Mr. Gottwald disclaims beneficial ownership of 5,800,656 of such shares.

(4) Mr. Gottwald disclaims beneficial ownership of 7,346,881 of such shares. This amount includes 1,593,050 shares of Albemarle Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as a discretionary beneficiary of a trust of which he is a co-trustee.

(5) Mr. Lacy disclaims beneficial ownership of 14,741 of such shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation for the period from January 1, 1996, through December 31, 1996.

                                                         ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                              -----------------------------------------     -----------------------------
                                                                           OTHER ANNUAL      RESTRICTED
   NAME AND PRINCIPAL POSITION       YEAR        SALARY        BONUS       COMPENSATION     STOCK AWARDS     OPTIONS/SARS
---------------------------------    -----    -------------   --------     ------------     ------------     ------------
Floyd D. Gottwald, Jr.               1996     $665,000(1)     $      0        --               --                0
  Chairman of the Board              1995      528,500         305,000        --               --                0
  and Executive Committee,           1994      420,833(2)      265,000        --               --           31,808(3)
  Chief Executive Officer

Dirk Betlem                          1996     $437,090(5)     $181,500        --               --          143,000
  President and Chief                1995      317,372          95,000        --               --                0
  Operating Officer                  1994      270,651          70,000        --               --           57,000

Charles B. Walker                    1996     $239,200(1)     $122,500  $488,128(7)(8)    $554,880(7)            0
  Vice Chairman of the               1995      231,533         245,000        --               --                0
  Board and Chief                    1994      181,667(2)      118,000        --               --          156,940(3)
  Financial Officer

E. Whitehead Elmore                  1996     $218,400(1)     $ 50,000  $244,064(7)(8)    $277,440(7)            0
  Senior Vice President,             1995      211,400         100,000        --               --                0
  Secretary and General              1994      168,332(2)       70,000        --               --          103,878(3)
  Counsel

Thomas G. Avant                      1996     $220,500        $ 59,000        --               --                0
  Senior Vice President              1995      212,000          62,000        --               --                0
                                     1994      167,667(2)       55,000        --               --          127,764(3)

                                    ALL OTHER
   NAME AND PRINCIPAL POSITION     COMPENSATION
---------------------------------  ------------

Floyd D. Gottwald, Jr.               $  4,356(4)
  Chairman of the Board                26,425
  and Executive Committee,             10,624
  Chief Executive Officer

Dirk Betlem                          $ 12,658(6)
  President and Chief                   4,746
  Operating Officer                         0

Charles B. Walker                    $ 11,960(9)
  Vice Chairman of the                 11,577
  Board and Chief                       9,083
  Financial Officer

E. Whitehead Elmore                  $ 10,990(10)
  Senior Vice President,               10,260
  Secretary and General                 8,417
  Counsel

Thomas G. Avant                      $ 11,025(11)
  Senior Vice President                10,600
                                        8,662

---------------

(1) Floyd D. Gottwald, Jr. (for two months), Charles B. Walker and E. Whitehead Elmore also served as officers of Ethyl Corporation during 1996 and were compensated separately by Ethyl Corporation for such services.

(2) Reflects salary for the ten months following the spin-off of the Corporation from Ethyl Corporation.

(3) Certain of these options were granted in connection with the spin-off of the Corporation from Ethyl Corporation to replace options previously granted under Ethyl Corporation's Incentive Stock Option Plan.

(4) Mr. Gottwald participated in the savings plan and the excess benefit plan of Ethyl Corporation until February 29, 1996. The amounts reflect the amounts reimbursed to Ethyl Corporation by the Corporation for the Corporation's allocable portion of his benefits under Ethyl Corporation's excess benefit plan and savings plan.

(5) Mr. Betlem is compensated in Belgian francs. Each amount listed in U.S. dollars is based on the exchange rate at December 31, 1996.

(6) Includes contributions to the Albemarle S.A. Savings Plan for 1996, 1995 and 1994, respectively. Each amount listed here in U.S. dollars is based on the exchange rate at December 31, 1996.

(7) On March 1, 1996, the Corporation sold its olefins business to Amoco Chemical Company for approximately $500 million, with a gain on the sale of $158.2 million ($94.4 million after income taxes). On the recommendation of the Chairman and Chief Executive Officer, the Executive Compensation Committee concluded that Messrs. Walker and Elmore had made special contributions in effecting the successful disposition of the olefins business and, accordingly, were entitled to special restricted stock awards under the Corporation's Omnibus Stock Incentive Plan, which were granted on May 6, 1996. The Committee also concluded that the amount of the awards should be net of taxes and should be included in the calculations of amounts payable under the Corporation's excess benefit plans. Restricted shares are forfeitable if the award recipient's employment is terminated except by reason of death, disability or a change of control. One half of the shares become non-forfeitable on the first anniversary of the date of the award and the balance become non-forfeitable on the second anniversary of the date of the award. As of December 31, 1996, Mr. Walker held a total of 23,120 shares of restricted stock with an aggregate value of $419,050 and Mr. Elmore held a total of 11,560 shares of restricted stock with an aggregate value of $209,525. Dividends are paid on the shares of restricted stock.

(8) Reflects tax reimbursement in connection with the restricted stock award discussed in Note 7.

(9) Mr. Walker participates in the savings plan and the excess benefit plan of Ethyl Corporation. The amounts reflect the amounts reimbursed to Ethyl Corporation by the Corporation for the Corporation's allocable portion of his benefits under Ethyl Corporation's excess benefit plan and savings plan.

(10) Includes contributions to the Corporation's savings plan ($7,500, $7,500 and $5,250) and accruals in the Corporation's excess benefit plan ($3,490, $2,760 and $3,167) for 1996, 1995 and 1994, respectively.

(11) Includes contributions to the Corporation's savings plan ($7,500, $7,500 and $6,162) and accruals in the Corporation's excess benefit plan ($3,525, $3,100 and $2,500) for 1996, 1995 and 1994, respectively.

     The following table presents information concerning stock options granted during 1996 to the Chief Executive Officer and the four next most highly compensated executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

     Each of the following options relates to Albemarle Common Stock and does not include a related stock appreciation right ("SAR").

                                               INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                           ----------------------------------------------------------         VALUE AT ASSUMED
                                               % OF                                         ANNUAL RATES OF STOCK
                                           TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                                            GRANTED TO       EXERCISE                            OPTION TERM
                             OPTIONS       EMPLOYEES IN       OR BASE      EXPIRATION     -------------------------
         NAME              GRANTED (#)      FISCAL YEAR      PRICE ($)        DATE          5% ($)        10% ($)
-----------------------    -----------     -------------     ---------     ----------     ----------     ----------
Floyd D. Gottwald, Jr.             0
Dirk Betlem                  143,000(1)         48.81         $17.375        8/27/06      $1,562,829     $3,960,492
Charles B. Walker                  0
E. Whitehead Elmore                0
Thomas G. Avant                    0

---------------

(1) These options become exercisable in 20% increments based on the attainment of certain performance objectives. In addition, the options will become exercisable for persons who are still employed by the Corporation thirty days prior to the expiration date of the option or in the event of a change in control.

     The following table presents information concerning stock options and SAR exercises by the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation and fiscal year end option/SAR values.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                       VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS/SARs
                                                                    OPTIONS/SARS AT FY-END                  AT FY-END(3)
                           SHARES ACQUIRED        VALUE         ------------------------------     -----------------------------
         NAME              ON EXERCISE (#)     REALIZED ($)     EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------    ---------------     ------------     ------------     -------------     -----------     -------------
Floyd D. Gottwald, Jr.           7,863           $ 40,652             6,999(1)              0      $    23,202       $       0
Dirk Betlem                          0                  0            57,000(1)        143,000(2)       285,000         107,250
Charles B. Walker                    0                  0           156,940(1)              0          782,306               0
E. Whitehead Elmore                  0                  0           103,878(1)              0          540,353               0
Thomas G. Avant                  6,000             58,882           121,764(1)              0          639,385               0

---------------

(1) Each of these options relates to Albemarle Common Stock and includes a tandem SAR.

(2) This option relates to Albemarle Common Stock and does not include a tandem SAR.

(3) These values are based on $18.125, the closing price of Albemarle Common Stock on The New York Stock Exchange on December 31, 1996.

RETIREMENT BENEFITS

     The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1996, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              PENSION PLAN TABLE*

                                                YEARS OF PENSION BENEFIT SERVICE AND ESTIMATED ANNUAL BENEFITS
                                    --------------------------------------------------------------------------------------
         FINAL-AVERAGE EARNINGS        10           15           20           25           30           35           40
         ----------------------     --------     --------     --------     --------     --------     --------     --------
               $  300,000           $ 43,895     $ 65,845     $ 87,790     $109,740     $131,690     $153,635     $175,585
                  350,000             51,395       77,095      102,790      128,490      154,190      179,885      205,585
                  400,000             58,895       88,345      117,790      147,240      176,690      206,135      235,585
                  450,000             66,395       99,595      132,790      165,990      199,190      232,385      265,585
                  500,000             73,895      110,845      147,790      184,740      221,690      258,635      295,585
                  550,000             81,395      122,095      162,790      203,490      244,190      284,885      325,585
                  600,000             88,895      133,345      177,790      222,240      266,690      311,135      355,585
                  650,000             96,395      144,595      192,790      240,990      289,190      337,385      385,585
                  700,000            103,895      155,845      207,790      259,740      311,690      363,635      415,585
                  750,000            111,395      167,095      222,790      278,490      334,190      389,885      445,585
                  800,000            118,895      178,345      237,790      297,240      356,690      416,135      475,585
                  850,000            126,395      189,595      252,790      315,990      379,190      442,385      505,585
                  900,000            133,895      200,845      267,790      334,740      401,690      468,635      535,585
                  950,000            141,395      212,095      282,790      353,490      424,190      494,885      565,585
                1,000,000            148,895      223,345      297,790      372,240      446,690      521,135      595,585


              50
           --------

           $219,485
            256,985
            294,485
            331,985
            369,485
            406,985
            444,485
            481,985
            519,485
            556,985
            594,485
            631,985
            669,485
            706,985
            744,485

     * Assumes attainment of age 65 in 1996 and Social Security Covered Compensation of $27,576.

     The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for certain of the executive officers named in the above compensation table as of December 31, 1996, are: Thomas G. Avant, 26; and E. Whitehead Elmore, 27. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments. Pension benefits payable to Messrs. Gottwald and Walker will be paid from the pension plan of Ethyl Corporation.

     Dirk Betlem currently is covered by the Albemarle S.A. Pension Plan (Belgium), which provides for a lump sum payment at age 65 equal to years of service times the sum of 4% of final average pay up to covered compensation plus 17.5% of the excess of final average pay over covered compensation. This amount is multiplied by 1.20 for married individuals. Mr. Betlem's accrued benefit as of December 31, 1996, determined as an annual benefit payable at age 65, is $16,079. Such amount is determined in Belgian francs. The amount shown in U.S. dollars is based on the exchange rate at December 31, 1996.

EXCESS BENEFIT PLANS

     The Corporation maintains excess benefit plans in the form of non-qualified pension plans (the "Excess Plans") that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans, but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder, under the Code. Certain key employees may be granted additional pension service benefits equal to 4% of final pay for each year of service to the Corporation up to fifteen years, net of certain other benefits received from the Corporation, previous employers and Social Security. These benefits have been granted to Mr. Walker. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Plans.

COMPENSATION OF DIRECTORS

     Outside directors are paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he was a member. In addition, each such director is paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

     Any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived in certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may not commence and may be discontinued under certain circumstances.

     On each July 1, the Corporation awards to each non-employee director that number of whole shares of Albemarle Common Stock when multiplied by the closing price of Albemarle Common Stock on the immediately preceding business day, as reported in THE WALL STREET JOURNAL, as shall as nearly as possible equal but not exceed $2,000. The shares of Albemarle Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Albemarle Common Stock issued under the plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell the shares received under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2004.

     Non-employee Directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Albemarle Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee of the Corporation's Board of Directors consisted of Messrs. William W. Berry, Joseph C. Carter, Jr., and Emmett J. Rice (Chairman), until March 1, 1996, when the Board of Directors was restructured. At that time, Mr. Andersson and Mrs. Whittemore replaced Messrs. Berry and Carter on the Committee. Mr. Carter is a Senior Counsel in Hunton & Williams, which firm regularly acts as counsel to the Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers. Accordingly, the Committee submits this report on executive compensation to the shareholders.

                               OVERALL OBJECTIVES

     The objectives of the Corporation's executive compensation program are to:

     o Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives.

     o Provide incentives for enhancing the profitability of the Corporation by rewarding executives for meeting individual and corporate goals.

     o Align the financial interests of the executives closely to those of the shareholders by strongly encouraging executive ownership of Albemarle Common Stock.

                            ELEMENTS OF THE PROGRAM

     The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership with an increasing portion of compensation being at risk depending upon performance. The program includes: base salary, annual bonuses in cash or cash and stock, and grants of stock options with or without SARs and restricted stock. The Committee considers all elements of the program when setting appropriate compensation.

     The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. The Corporation's stock option and restricted stock program is administered to recognize outstanding performance that consequently drives shareholder value.

     In December 1996, the Committee met with each of the executive officers to review the executive's 1996 goals and the extent to which the goals had been achieved. The Committee also will review 1997 corporate and executive initiatives to establish 1997 goals.

                               COMPETITIVE MARKET

     The Committee uses compensation surveys provided by compensation consultants in determining the market rates for executive pay. The surveys include companies that are larger and smaller than the Corporation. Some are limited to companies in the chemical business, including, but not limited to, some of the companies included in the S&P Chemical Composite shown in the Performance Graph. References to the "market" in this Report refer to these survey data.

                                 BASE SALARIES

     Base salaries are based on evaluations of positions and duties of each executive, market data for the position and internal equities among the positions. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's overall span of responsibility and control.

     Salaries for some executive officers for 1997 are being maintained at current levels to reflect the increased emphasis on more compensation being tied to the long-term performance of the Corporation. Total compensation for executive officers is thought to be in line with the market as described above.

                                 ANNUAL BONUSES

     The purpose of the annual bonus plan is to provide a means that recognizes excellence in performance measured against individual, division, department and corporate objectives and increases in shareholder value. The Committee, in its discretion, may award bonuses annually to management-level employees.

     Annual bonus awards are reviewed by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. The Committee does not assign a specific value to each factor. Overall awards for 1996 generally were down substantially from 1995.

                       STOCK OPTIONS AND RESTRICTED STOCK

     Under the Corporation's Omnibus Stock Incentive Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Albemarle Common Stock (with or without related SARs) and restricted stock to any executive of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation's profits or growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise and the terms of the restricted stock.

     During 1996, the Committee granted to three officers options (without related SARs) to purchase an aggregate of 293,000 shares of Albemarle Common Stock. The options vest when either earnings or stock price targets are met. The option awards have an exercise price equal to fair market value at the date of grant and a ten-year exercise period. They become exercisable as set forth in footnote 1 on page 7. For a discussion of restricted stock awards granted in 1996, see footnote 7 on Page 7.

                                CEO COMPENSATION

     Mr. Floyd D. Gottwald, Jr., the Chief Executive Officer of the Corporation, received a base salary for 1996 of $665,000. Mr. Gottwald asked not to be considered for a bonus for 1996, placing a greater emphasis on creating shareholder value to which he is committed. Consequently, his annual compensation for 1996 was $168,000 less than 1995. The Committee believes that Mr. Gottwald has taken significant steps, including the successful disposition of the olefins business, to position the Corporation for the future. The Committee also recognizes that, as a major shareholder, the Chief Executive Officer's focus is on maximizing long-term value for the Corporation's shareholders.

                                 SECTION 162(M)

     Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation's benefit plans would have to be amended to limit the Committee's discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

     The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, the Committee does not anticipate that there will be a significant amount of compensation subject to loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.

                                          THE EXECUTIVE COMPENSATION COMMITTEE

                                          Emmett J. Rice, Chairman
                                          Craig R. Andersson
                                          Anne Marie Whittemore

February 26, 1997

                               PERFORMANCE GRAPH


                      Cumulative Total Shareholder Return*
           Performance From March 1, 1994, through December 31, 1996


                               [GRAPH GOES HERE]


                    March 31, 1994  Dec. 31, 1994  Dec. 31, 1995  Dec. 31, 1996

Albemarle               $100           $106            $150            $142
S&P 500                 $100           $101            $139            $171
S&P Chem Composite      $100           $103            $135            $167



     *ASSUMES $100 INVESTED ON FIRST DAY OF MARCH 1994. DIVIDENDS ARE REINVESTED QUARTERLY.

                            DESIGNATION OF AUDITORS

     The Board of Directors has designated Coopers & Lybrand L.L.P., certified public accountants, as the Corporation's independent auditors for fiscal year 1997, subject to shareholder approval. A representative of Coopers & Lybrand L.L.P. is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                              FINANCIAL STATEMENTS

     A copy of the Corporation's Annual Report on Form 10-K for the year 1996, as required to be filed with the Securities and Exchange Commission, will be provided on written request without charge to any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to:

                         E. Whitehead Elmore, Esq.
                         Senior Vice President, Secretary and General Counsel Albemarle Corporation
                         330 South Fourth Street
                         P.O. Box 1335
                         Richmond, Virginia 23210

                       PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 24, 1997, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 1998 annual meeting on April 22, 1998.

     The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          E. WHITEHEAD ELMORE, SECRETARY

                                     NOTICE
                                      and
                                PROXY STATEMENT
                                      for
                                 ANNUAL MEETING
                                       of
                                  SHAREHOLDERS
                                 April 23, 1997


                                     [LOGO]


                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210

PROXY                        ALBEMARLE CORPORATION
                               RICHMOND, VIRGINIA

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 1997

    The undersigned hereby appoints Floyd D. Gottwald, Jr., and Emmett J. Rice, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 23, 1997, and at any and all adjournments thereof.


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.



           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                             ALBEMARLE CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [ ]


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

     1. ELECTION OF DIRECTORS:

[ ] For All        [ ] Withhold All       [ ] For All Except


Nominees:  Craig R. Andersson, Dirk Betlem, Floyd D. Gottwald, Jr., John D.
           Gottwald, Andre B. Lacy, Seymour S. Preston, III, Emmett J. Rice, Charles B. Walker and Anne Marie Whittemore.

  INSTRUCTION: To withhold authority to vote FOR any such nominee(s), write the name(s) of the nominee(s) in the space provided below.

--------------------------------------------------------------------------------

     2. The proposal to approve the appointment of Coopers & Lybrand L.L.P. as the auditors for the Corporation for 1997.

        [ ] FOR                 [ ] AGAINST               [ ] ABSTAIN




    3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

Dated _____________________, 1997

                                          --------------------------------------
                                          Signature

                                          Please sign name exactly as it appears
                                          on the stock certificate. Only one of
                                          several joint owners or co-owners need
                                          sign. Fiduciaries should give full
                                          title.